Exhibit 99.1

FOR IMMEDIATE RELEASE

March 6, 2012

NYSE Symbol: CPK

CHESAPEAKE UTILITIES CORPORATION REPORTS

RECORD EARNINGS FOR 2011

•	Net income of $27.6 million, or $2.87 per share

•	Fifth consecutive year of record net income and earnings per share

•	Regulatory approvals obtained for the recovery of the $34.2 million acquisition adjustment in Florida

•	Growth in the energy businesses largely offset lower energy consumption, as a result of warmer temperatures

•	Natural gas expansions currently underway on the Delmarva Peninsula and in Florida position the Company for continued earnings growth

Dover, Delaware — Chesapeake Utilities Corporation (NYSE: CPK) today announced financial results for both the year and quarter ended December 31, 2011. The Company’s net income for 2011 was $27.6 million, or $2.87 per share. This represents an increase in net income of six percent and an increase in earnings per share of $0.14, or five percent, over 2010. 2011 represents the fifth consecutive year of record earnings for the Company.

For the fourth quarter of 2011, the Company reported net income of $8.0 million, or $0.83 per share, an increase of $844,000, or $0.09 per share over the same quarter in 2010.

“We are pleased to report another year of record earnings in 2011. Our continued success over the last several years and most recently in 2011 is a result of our employees unwavering commitment to pursuing and executing on opportunities that generated earnings per share growth of five percent, despite significantly warmer weather that reduced gross margin by $5.2 million,” stated Michael P. McMasters, President and Chief Executive Officer of Chesapeake Utilities Corporation. “The 2011 results reflect the strength of our energy businesses. Early in 2012, the Florida Public Service Commission approved our request for recovery of the $34.2 million acquisition adjustment. The outcome achieved in this regulatory proceeding, which reflects the efforts of our employees, was significant. Our financial stability, strategic focus on growth and continued pursuit of operational excellence ensure that our businesses are well positioned to maximize today’s market opportunities as well as those we identify in the future. We will continue our pursuit of profitable new opportunities, both in and beyond our traditional markets that will generate value for our customers and shareholders.”

The Company’s operating income increased by $1.8 million to $53.7 million in 2011, compared to $51.9 million in 2010. Gross margin increased by $4.9 million, or three percent, in 2011, compared to 2010. The Delmarva and Florida natural gas distribution operations generated $2.7 million in additional gross margin from growth in residential, commercial and industrial customers. In 2011, the Florida natural gas distribution operation reversed the $750,000 regulatory reserve recorded in 2010 as a result of the regulatory approval obtained for the $34.2 million acquisition adjustment. The natural gas transmission operation generated $2.0 million in additional gross margin from new transportation services associated with the eight-mile mainline extension to interconnect with Texas Eastern Transmission LP’s (“TETLP”) pipeline system and $953,000 in additional gross margin from other mainline transportation services commenced during 2010 and 2011. These other mainline transportation services were initiated in response to increased demand for natural gas service on the Delmarva Peninsula by both the Company’s Delmarva natural gas distribution operation and other unaffiliated customers directly connected to the transmission system. A rate increase effective July 29, 2011, as a result of the Eastern Shore Natural Gas Company (“Eastern Shore”) rate case settlement, also added $409,000 to gross margin. The propane distribution operations recognized higher retail margins per gallon, which generated $2.2 million in additional gross margin. Market conditions allowed retail margins per gallon closer to a more normal level. The propane distribution operations also recorded a one-time gain of $575,000 in 2011 related to their share of proceeds received from an antitrust litigation settlement with a major propane supplier. These increases were offset by $5.2 million in lower gross margin from reduced customer energy consumption, due primarily to significantly warmer weather in 2011. Temperatures on the Delmarva Peninsula and in Florida were 13 percent and 50 percent warmer, respectively, in 2011 than 2010.

Other operating expenses increased by $3.1 million, or three percent, in 2011, compared to 2010. Included in other operating expenses in 2011 were $1.3 million in non-recurring severance and pension settlement charges. The Company’s advanced information service subsidiary recognized a decline in operating income of $858,000 year-over-year as a result of additional costs incurred in connection with the launch of ProfitZoomTM.

The Company’s 2011 results also included $553,000 of non-operating income from the sale of an Internet Protocol address asset.

In January 2012, the Florida Public Service Commission (“Florida PSC”) approved the recovery of $34.2 million in acquisition adjustment and $2.2 million in merger-related costs. Also in January 2012, the Federal Energy Regulatory Commission (“FERC”) approved the rate case settlement for Eastern Shore. In 2011, we recorded $409,000 in additional gross margin as a result of implementing new rates pursuant to the settlement.

The Company’s operating income for the fourth quarter of 2011 increased by $1.3 million to $15.5 million, compared to $14.2 million for the same quarter in 2010. Gross margin decreased by $523,000, or one percent, in the fourth quarter of 2011, compared to the same quarter in 2010. Lower consumption, due primarily to 26 percent and 61 percent warmer temperatures on the Delmarva Peninsula and in Florida, respectively, decreased gross margin by $3.2 million during the fourth quarter of 2011, compared to the same quarter in 2010. This decrease was partially offset by $1.4 million in additional gross margin generated by the natural gas distribution and transmission operations as a result of customer growth and transmission system expansion. The reversal of the $750,000 regulatory reserve, coupled with the accrual of $250,000 of this reserve in the fourth quarter of 2010, increased gross margin by $1.0 million during the fourth quarter of 2011. The natural gas transmission operation generated $357,000 in additional gross margin as a result of the rates approved in the Eastern Shore rate case settlement.

Operating expenses decreased by $1.8 million, or six percent, in the fourth quarter of 2011, compared to the same quarter in 2010. The Company previously accrued $790,000 in the fourth quarter of 2010 for the additional sales taxes and gross receipts taxes owed to various states and for the propane class action litigation settlement. Also in the fourth quarter of 2010, the Company expensed $481,000 in merger-related costs. The absence of these expenses in the current quarter contributed to the operating expense decrease in the fourth quarter of 2011, compared to the same quarter in 2010.

Matters discussed in this release may include forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements. Please refer to the Safe Harbor for Forward-Looking Statements in the Company’s most recent report on Form 10-K for further information on the risks and uncertainties related to the Company’s forward-looking statements.

The discussions of the results use the term “gross margin,” a non-Generally Accepted Accounting Principles (“GAAP”) financial measure, which management uses to evaluate the performance of the Company’s business segments. For an explanation of the calculation of “gross margin,” see the footnote to the Financial Summary.

Unless otherwise noted, earnings per share information is presented on a diluted basis.

Conference Call

Chesapeake Utilities Corporation will host a conference call on March 7, 2012, at 10:00 a.m. Eastern Time to discuss the Company’s financial results for the year and fourth quarter ended December 31, 2011. To participate in this call, dial 866.821.5457 and reference Chesapeake Utilities Corporation’s 2011 Annual and Fourth Quarter Financial Results Conference Call. To access the replay recording of this call, please visit the Company’s website at http://www.chpk.com/conferencecalls.

About Chesapeake Utilities Corporation

Chesapeake Utilities Corporation is a diversified utility company engaged in natural gas distribution, transmission and marketing, electric distribution, propane gas distribution and wholesale marketing, advanced information services and other related services. Information about Chesapeake’s businesses is available at www.chpk.com.

For more information, contact:
Beth W. Cooper
Senior Vice President & Chief Financial Officer
302.734.6799

Financial Summary

(in thousands, except per-share and degree-day data)

	Fourth Quarter		Year to Date
Chesapeake and Subsidiaries	2011	2010	2011	2010
Gross Margin (1)
Regulated Energy	$34,227	$33,095	$128,662	$124,727
Unregulated Energy	9,234	10,835	37,171	36,113
Other	1,329	1,383	5,296	5,401

Total Gross Margin	$44,790	$45,313	$171,129	$166,241

Operating Income (Loss)
Regulated Energy	$13,010	$11,149	$44,204	$43,509
Unregulated Energy	2,280	3,176	9,326	7,908
Other	205	(137)	175	513

Total Operating Income	15,495	14,188	53,705	51,930

Other Income (Expense)	205	(12)	906	195
Interest Charges	2,345	2,222	9,000	9,146
Income Taxes	5,398	4,841	17,989	16,923

Net Income	$7,957	$7,113	$27,622	$26,056

Earnings Per Share of Common Stock
Basic	$0.83	$0.75	$2.89	$2.75
Diluted	$0.83	$0.74	$2.87	$2.73
Heating Degree-Days — Delmarva Peninsula
Actual	1,345	1,810	4,221	4,831
10-year average (normal)	1,594	1,605	4,499	4,528
Heating Degree-Days — Florida
Actual	219	558	753	1,501
10-year average (normal)	325	316	920	863
Cooling Degree-Days — Florida
Actual	182	166	2,858	2,859
10-year average (normal)	275	277	2,718	2,695

(1)

“Gross margin” is determined by deducting the cost of sales from operating revenue. Cost of sales includes the purchased fuel cost for natural gas, electricity and propane and the cost of labor spent on direct revenue-producing activities. Gross margin should not be considered an alternative to operating income or net income, which is determined in accordance with GAAP. Chesapeake believes that gross margin, although a non-GAAP measure, is useful and meaningful to investors as a basis for making investment decisions. It provides investors with information that demonstrates the profitability achieved by the Company under its allowed rates for regulated operations and under its competitive pricing structure for non-regulated segments. Chesapeake’s management uses gross margin in measuring its business units’ performance and has historically analyzed and reported gross margin information publicly. Other companies may calculate gross margin in a different manner.

Financial summary highlights for the year ended December 31, 2011

The following information highlights the key factors contributing to the year-over-year variance in the Company’s results:

•	New natural gas transportation services generated $3.0 million in additional gross margin.

•	Growth in natural gas distribution customers generated $2.7 million in additional gross margin.

•	Higher retail margins per gallon in the propane distribution operations increased gross margin by $2.2 million.

•	Lower customer energy consumption, due primarily to warmer temperatures in 2011, compared to 2010, reduced gross margin by $5.2 million.

•	Several unusual items affected the Company’s results:

•	A reversal in 2011 of the $750,000 reserve recorded in 2010 due to the regulatory approval for recovery of the acquisition premium and merger-related costs;

•

$959,000 in lower sales and gross receipts taxes, due to an accrual in 2010 of $698,000 for potential additional taxes and the reversal in 2011 of $261,000 of the accrual as a result of the collection of those taxes from customers.

•	The absence in 2011 of $660,000 of merger-related costs expensed in 2010;

•	A gain of $575,000 related to the proceeds received from an antitrust litigation settlement with a major propane supplier;

•	A $553,000 gain from the sale of a non-operating Internet Protocol address asset;

•	Severance and pension settlements charges of $1.3 million;

•	BravePoint, Inc.®’s (“BravePoint”) decline in operating income of $858,000, as a result of the launch of ProfitZoomTM, a new product developed by BravePoint; and

•	Additional legal costs of $537,000 were incurred in 2011 as a result of an electric franchise dispute, for which we could incur a similar level of costs in 2012.

Although not affecting the Company’s results in 2011, the following trends and developments will affect future results:

•

As previously disclosed, in August 2011, the Delmarva natural gas distribution operation entered into a new agreement to provide natural gas service to an existing industrial customer at two of its facilities located in southern Delaware. These new services are expected to begin in the first half of 2012 and generate estimated annual gross margin equivalent to 415 residential customers.

•

As previously disclosed, on December 22, 2011, Eastern Shore entered into a Precedent Agreement with NRG Energy Center Dover LLC (“NRG”) to provide firm natural gas transportation service to NRG’s electric power generation plant in Dover, Delaware. Eastern Shore has previously provided interruptible service to NRG at this plant. To provide the firm service, Eastern Shore will construct new facilities at an estimated cost of $12.5 million to $15.0 million. The Precedent Agreement provides that upon satisfying certain conditions, Eastern Shore and NRG will sign a 15-year firm transportation service agreement for a maximum daily quantity of 13,440 Dekatherms per day (“Dts/d”). This service is projected to commence in May 2013 and expected to generate estimated annual gross margin of $2.4 to $2.8 million. If the necessary facilities are not operational on or before December 31, 2013, or if Eastern Shore is not able to provide the firm transportation service by utilizing other capacity, either Eastern Shore or NRG may terminate both the Precedent Agreement and the firm transportation service agreement. Eastern Shore and NRG are proceeding with obtaining the necessary governmental and regulatory approvals associated with this service.

•

As a result of the regulatory approval for the recovery of the $34.2 million acquisition adjustment and $2.2 million in merger-related costs, the Company will begin to amortize those regulatory assets in 2012. Amortization expense is expected to be $2.4 million ($1.4 million, net of tax) in 2012 and 2013, $2.3 million ($1.4 million, net of tax) in 2014, and $1.8 million ($1.1 million, net of tax) annually thereafter until 2039.

•

Pension expense in 2012 is expected to be approximately $450,000 higher than 2011. A decline in the value of the Company’s pension assets during 2011 and lower discount rate assumptions based on a decline in market interest rates contributed to the increased pension expense projected for 2012.

More detailed discussion and analysis of the Company’s results for each segment are provided in the following pages.

Comparative results for the years ended December 31, 2011 and 2010

Regulated Energy

Operating income for the regulated energy segment for 2011 was $44.2 million, an increase of $695,000, or two percent, compared to 2010. An increase in gross margin of $3.9 million, offset by an increase in other operating expenses of $3.2 million, resulted in increased operating income. Items contributing to the year-over-year increase in gross margin are listed in the following table:

(in thousands)
Gross margin for the year ended December 31, 2010	$124,727

Factors contributing to the gross margin increase for the year ended December 31, 2011:
Decreased customer consumption, due primarily to weather	(3,753)
New transportation services	2,914
Net customer growth in distribution services	2,739
Florida natural gas regulatory reserve	1,500
Change in rates	409
Other	126

Gross margin for the year ended December 31, 2011	$128,662

•

Customer consumption of natural gas and electricity decreased, both on the Delmarva Peninsula and in Florida during 2011, compared to 2010. The decline in consumption was due primarily to significantly warmer weather during the heating season, resulting in a year-over-year decrease of approximately $3.8 million in gross margin. In 2011, heating degree-days decreased by 13 percent, or 610 heating degree-days, on the Delmarva Peninsula and by 50 percent, or 748 heating degree-days, in Florida, compared to 2010. Measured against normal heating degree-days (10-year historical average) in 2011, the weather on the Delmarva Peninsula was six percent, or 278 heating degree-days, warmer than normal, and the weather in Florida was 18 percent, or 167 heating degree-days, warmer than normal. The Company estimates that this warmer-than-normal weather reduced gross margin of the regulated energy segment by approximately $2.1 million in 2011.

•

In January 2011, Eastern Shore, commenced new transportation service for 20,000 Dts/d of capacity associated with its eight-mile mainline extension to interconnect with TETLP’s pipeline system and generated gross margin of $2.0 million in 2011 from this service. Gross margin generated from this eight-mile extension, including the phase-in of additional service and the effect of the rate case settlement described further, later in the release, is expected to be $1.9 million in 2012 and $2.1 million annually, thereafter.

Other mainline transportation services that commenced in May 2010, November 2010 and November 2011, as a result of Eastern Shore’s system expansion projects, generated additional gross margin of $542,000 in 2011. These expansions added 4,409 Dts/d of capacity per day and are expected to generate estimated annual gross margin of $1.6 million, $758,000 of which was recorded in 2011.

Eastern Shore entered into two additional transportation services agreements with an existing industrial customer, one for the period from May 2011 to April 2021 for an additional 3,405 Dts/d and the second one for the period from November 2011 to October 2012 for an additional 9,514 Dts/d. These additional services generated additional gross margin of $243,000 and $168,000, respectively, in 2011. The 10-year service from May 2011 to April 2021 is expected to generate annual gross margin of $362,000. The one-year service from November 2011 to October 2012 is expected to generate gross margin of $842,000 in 2012.

Partially offsetting these margin increases was a gross margin decrease of $66,000 due to the expiration in April 2010 of two transportation service contracts.

•

The Delmarva natural gas distribution operation generated $1.6 million in additional gross margin due to net customer growth. Gross margin from commercial and industrial customers for the Delmarva natural gas distribution operation increased by $1.2 million in 2011, due primarily to the addition of 20 large commercial and industrial customers since June 2010. These 20 customers are expected to generate annual margin of approximately $2.1 million in 2012. Two-percent growth in residential customers generated an additional $429,000 in gross margin for the Delmarva natural gas distribution operation.

•

The Florida natural gas distribution operations generated $771,000 of additional gross margin primarily as a result of a two-percent growth in commercial and industrial customers. In addition, 700 new customers, added as a result of the Company’s purchase of the operating assets of Indiantown Gas Company in August 2010, generated $377,000 of additional gross margin during 2011 due to the inclusion of a full year of results.

•

In January 2012, the Florida PSC issued an order, approving the recovery of $34.2 million in acquisition adjustment and $2.2 million in merger-related costs in connection with the Company’s acquisition of FPU in 2009. In the order, the Florida PSC also determined that no refund should be made to customers as a result of the 2010 earnings of the Company’s Florida natural gas distribution operations. As a result of the order, in the fourth quarter of 2011, the Company reversed the $750,000 reserve, which was accrued in the third and fourth quarters of 2010 based on the regulatory risks associated with the Florida natural gas earnings, merger benefits and recovery of the acquisition adjustment.

The inclusion of the acquisition adjustment and merger-related costs in the Company’s rate base and the recovery of these assets through amortization expense will increase the Company’s earnings and cash flows above what it would have been able to achieve absent the regulatory approval. The acquisition adjustment and merger-related costs will be amortized over 30 years and five years, respectively, beginning in November 2009. Based upon the effective date and outcome of the order, amortization will be reflected as an expense in the Company’s statement of income beginning in 2012. The Company will record $2.4 million ($1.4 million, net of tax) in amortization expense related to these assets in 2012 and 2013, $2.3 million ($1.4 million, net of tax) in 2014 and $1.8 million ($1.1 million, net of tax) annually, thereafter until 2039.

•

On January 24, 2012, the FERC approved the rate case settlement for Eastern Shore. The settlement provides for a pre-tax return of 13.9 percent. Also included in the settlement is a negotiated rate adjustment, effective November 1, 2011, associated with the phase-in of an additional 15,000 Dts/d of new transportation service on Eastern Shore’s eight-mile extension to interconnect with TETLP’s pipeline system. This rate adjustment reduces the rate per Dt of the service on this eight-mile extension by reflecting the increased service of 15,000 Dts/d with no additional revenue. This rate adjustment effectively offsets the increased revenue that would have been generated from the 15,000 Dts/d per day increase in firm service. In 2011, we recorded $409,000 in additional gross margin as a result of implementing the new rates pursuant to the settlement.

Other operating expenses for the regulated energy segment increased by $3.2 million for 2011 due largely to the following factors:

•	$1.2 million in higher depreciation expense and asset removal costs associated with capital investments;

•	$1.1 million in non-recurring severance and pension settlement charges;

•	$537,000 in increased legal costs associated with an electric franchise dispute;

•	$403,000 in additional expenses related to pipeline integrity projects for Eastern Shore to comply with increased pipeline regulatory requirements;

•	$375,000 in increased amortization expense related to the change in the recovery period of project costs associated with Eastern Shore’s former Energylink expansion project;

•	$355,000 in higher vehicle fuel costs; and

•

$896,000 in lower taxes other than income taxes, due to an accrual in 2010 for potential additional sales taxes and gross receipts taxes and the reversal of a portion of the accrual in 2011 as a result of the collection and remittance of those taxes.

Unregulated Energy

Operating income for the unregulated energy segment for 2011 was $9.3 million, representing an increase of $1.4 million, or 18 percent, compared to 2010. An increase in gross margin of $1.1 million and a decrease in operating expenses of $361,000 contributed to this increase. Items contributing to the year-over-year increase in gross margin are listed in the following table:

(in thousands)
Gross margin for the year ended December 31, 2010	$36,113

Factors contributing to the gross margin increase for the year ended December 31, 2011:
Volume decrease - weather and other	(2,759)
Increase in retail margin per gallon	2,248
Gain from litigation settlement	575
Propane wholesale marketing	431
Natural gas marketing	362
Miscellaneous fees and other	201

Gross margin for the year ended December 31, 2011	$37,171

•

A decline in customer consumption, due primarily to a decrease in heating degree-days, resulted in decreased gross margin of $1.5 million in 2011, compared to 2010, for the Delmarva propane distribution operation. A decrease in propane deliveries to bulk customers, due to lower non-weather-related consumption and the timing of deliveries, also decreased gross margin by $1.3 million.

•

The propane distribution operations generated additional gross margin of $2.2 million due to higher margins per gallon for 2011, compared to 2010. Propane retail margins per gallon on the Delmarva Peninsula during the year ended December 31, 2011 returned to more normal levels, compared to retail margins per gallon in 2010. The lower margins in 2010 were caused by colder temperatures and higher cost spot purchases during the first quarter when the customer demand was the highest. Also contributing to the gross margin increase were higher margins per gallon in Florida as the propane distribution operation continued to adjust its retail pricing in response to market conditions.

•	The Company recorded a one-time gain of $575,000 in the first quarter of 2011 related to the Company’s share of proceeds received from an antitrust litigation settlement with a major propane supplier.

•

Xeron, Inc. (“Xeron”), the Company’s propane wholesale marketing subsidiary, generated $431,000 in additional gross margin in 2011, compared to 2010, due primarily to a 22-percent increase in trading activity.

•

The Company’s natural gas marketing subsidiary, Peninsula Energy Services Company, Inc. (“PESCO”), generated higher gross margin of $362,000 for the year ended December 31, 2011, compared to the same period in 2010. Favorable imbalance resolutions with third-party pipelines, with which PESCO contracts for natural gas supply, generated this increase. Such imbalance resolutions are not predictable and therefore, are not included in the Company’s long-term financial plans or forecasts.

Other operating expenses for the unregulated energy segment decreased by $361,000 in 2011, compared to 2010. In 2010, the Company expensed $370,000 related to the settlement of a propane class action litigation and recorded $351,000 in amortization expense associated with the favorable propane supply contract intangible asset acquired in the merger with FPU. The absence of these expenses in 2011 resulted in a decrease in other operating expenses in 2011, compared to 2010. These decreases were partially offset by a $265,000 increase in vehicle fuel costs in 2011.

Other

Operating income for the other segment for the year ended December 31, 2011 was $175,000, representing a decrease of $338,000 from operating income of $513,000 for the same period in 2010. The decrease in operating income was attributable to lower operating income of $1.0 million from BravePoint, offset partially by the absence in 2011 of $660,000 in merger-related costs expensed in 2010.

BravePoint reported an operating loss of $270,000 in 2011, compared to operating income of $759,000 in 2010. During 2011, BravePoint recognized a decline in operating income of $858,000 associated with additional costs in conjunction with the product development and release of a new major product, ProfitZoomTM. BravePoint has successfully implemented ProfitZoomTM for three customers and two additional customers have executed contracts to implement it in early 2012. In addition, BravePoint is utilizing a component of ProfitZoom™, “Application EvolutionTM” to provide services to new and existing customers. “Application EvolutionTM” is currently being used to provide services to seven customers and BravePoint currently has contracts for services to four additional customers in 2012. BravePoint recorded $572,000 in revenue in 2011 from these new contracts with approximately $522,000 in the additional revenue associated with these contracts to be recognized in the first half of 2012. Several other sales proposals are under consideration by current and other potential customers.

Other Income

During the third quarter of 2011, the Company recorded a $553,000 gain from the sale of a non-operating Internet Protocol address asset.

Interest Expense

Total interest expense for 2011 decreased by $146,000, or two percent, compared to the same period in 2010. The decrease in interest expense is attributable primarily to a decrease of $651,000 in other long-term interest expense as scheduled repayments decreased the outstanding principal balance. Offsetting this decrease was additional interest expense of $505,000 related to the $29 million long-term debt issuance of 5.68 percent unsecured senior notes in June 2011 to permanently finance the redemption of the 6.85 percent and 4.90 percent series of FPU first mortgage bonds.

Comparative results for the quarters ended December 31, 2011 and 2010

Regulated Energy

Operating income for the regulated energy segment for the quarter ended December 31, 2011 was $13.0 million, an increase of $1.9 million, or 17 percent, compared to the same quarter in 2010. The increase in operating income was due to an increase in gross margin of $1.1 million and a decrease in operating expenses of $729,000. Items contributing to the period-over-period increase in gross margin are listed in the following table:

(in thousands)
Gross margin for the three months ended December 31, 2010	$33,095

Factors contributing to the gross margin increase for the three months ended December 31, 2011:
Decreased customer consumption, due primarily to weather	(1,865)
Florida natural gas regulatory reserve	1,000
New transportation services	895
Net customer growth in distribution services	507
Change in rates	357
Other	238

Gross margin for the three months ended December 31, 2011	$34,227

•

Customer consumption of natural gas and electricity decreased, both on the Delmarva Peninsula and in Florida during the fourth quarter of 2011, compared to the same quarter in 2010. The decline in consumption was largely the result of significantly warmer weather during the quarter, which decreased gross margin by approximately $2.1 million. In the fourth quarter of 2011, heating degree-days decreased by 26 percent, or 465 heating degree-days, on the Delmarva Peninsula and by 61 percent, or 339 heating degree-days, in Florida, compared to the same quarter in 2010. Measured against normal heating degree-days (10-year historical average) in the fourth quarter of 2011, the weather on the Delmarva Peninsula was 16 percent, or 249 heating degree-days, warmer than normal and the weather in Florida was 33 percent, or 106 heating degree-days, warmer than normal. The Company estimates that this warmer-than-normal weather reduced gross margin of the regulated energy segment by approximately $1.5 million in the fourth quarter of 2011. Other non-weather-related increases in consumption slightly offset the weather-related decrease.

•

In January 2012, the Florida PSC approved the recovery of $34.2 million in acquisition adjustment and $2.2 million in merger-related costs. Pursuant to this order, the Company reversed in the fourth quarter of 2011, the $750,000 regulatory reserve previously accrued in 2010, $250,000 of which was accrued in the fourth quarter of 2010.

•

In January 2011, Eastern Shore commenced new transportation service for 20,000 Dts/d of capacity associated with its eight-mile mainline extension to interconnect with TETLP’s pipeline system and generated gross margin of $460,000 in the fourth quarter of 2011. Gross margin generated from the eight-mile extension, including the effect of the rate case settlement and the phase-in of additional service previously described, is expected to be $1.9 million in 2012 and $2.1 million annually thereafter.

Eastern Shore entered into two additional transportation services agreements with an existing industrial customer, one for the period from May 2011 to April 2021 for an additional 3,405 Dts/d and the second one for the period from November 2011 to October 2012 for an additional 9,514 Dts/d. These additional services generated additional gross margin of $90,000 and $168,000, respectively, in the fourth quarter of 2011. The 10-year service from May 2011 to April 2021 is expected to generate annual gross margin of $362,000. The one-year service from November 2011 to October 2012 is expected to generate gross margin of $842,000 in 2012.

Also generating additional gross margin of $194,000 in the fourth quarter of 2011 were other mainline transportation services that commenced in November 2010 and November 2011, as a result of Eastern Shore’s system expansion projects. These expansions added 3,250 Dts/d of capacity and are expected to generate estimated annual gross margin of $1.3 million, $250,000 and $56,000 of which was recorded in the fourth quarter of 2011 and 2010, respectively.

•

The Delmarva natural gas distribution operation generated $341,000 in additional gross margin as a result of net customer growth. Gross margin from commercial and industrial customers for the Delmarva natural gas distribution operation increased by $241,000 in the fourth quarter of 2011, due primarily to the addition of 10 large commercial and industrial customers since January 2011. Two-percent growth in residential customers generated an additional $100,000 in gross margin for the Delmarva natural gas distribution operation.

The Florida natural gas distribution operations generated $166,000 of additional gross margin primarily from two-percent growth in commercial and industrial customers.

•

On January 24, 2012, the FERC approved the rate case settlement for Eastern Shore. The settlement provides for a pre-tax return of 13.9 percent. The Company recorded $357,000 in additional gross margin in the fourth quarter of 2011 as a result of implementing new rates.

Other operating expenses for the regulated energy segment decreased by $729,000 or three percent, in the fourth quarter of 2011, compared to the same quarter in 2010, due largely to the following factors:

•

$776,000 in lower taxes other than income taxes, due to an accrual in the fourth quarter of 2010 for potential additional sales taxes and gross receipts taxes and the reversal of a portion of the accrual in the fourth quarter of 2011 as a result of the collection of those taxes from customers;

•	$412,000 in higher depreciation expense and asset removal costs from capital investments; and

•

$284,000 in decreased regulatory expenses as the Company incurred unusually high regulatory expenses during the fourth quarter of 2010 related to Eastern Shore’s rate case and the “Come-Back” filing in Florida.

Unregulated Energy

Operating income for the unregulated energy segment for the three months ended December 31, 2011, was $2.3 million, a decrease of $897,000, or 28 percent, compared to the same period in 2010. The decrease in operating income was due to a decrease in gross margin of $1.6 million, partially offset by a decrease in operating expenses of $705,000. Items contributing to the period-over-period decrease in gross margin are listed in the following table:

(in thousands)
Gross margin for the three months ended December 31, 2010	$10,835

Factors contributing to the gross margin decrease for the three months ended December 31, 2011:
Volume decrease - weather and other	(1,986)
Increase in retail margin per gallon	351
Propane wholesale marketing	(82)
Natural gas marketing	67
Miscellaneous fees and other	49

Gross margin for the three months ended December 31, 2011	$9,234

•

Unseasonably warmer weather in the fourth quarter of 2011 on the Delmarva Peninsula and in Florida and a decrease in bulk deliveries, contributed to a $2.0 million decrease in gross margin, compared to the fourth quarter of 2010 for the propane distribution operations.

•

Gross margin increased by $351,000 in the fourth quarter of 2011, compared to the same quarter in 2010 due to higher margins per gallon as the Florida propane distribution operation continued to adjust its retail pricing in response to market conditions.

Other operating expenses for the unregulated energy segment decreased by $705,000 in the fourth quarter of 2011, compared to the same quarter in 2010. During the fourth quarter of 2010, the Company expensed $275,000 related to the settlement of a propane class action litigation and additional sales taxes and gross receipts taxes owed to various states. The absence of these expenses in the fourth quarter of 2011 resulted in a decrease in other operating expenses, compared to the same quarter in 2010. Also contributing to the decrease in other operating expenses was a lower payroll cost of $322,000, due primarily to lower incentive compensation and less overtime as a result of the warmer weather.

Other

Operating income for the other segment for the quarter ended December 31, 2011 was $206,000, compared to an operating loss of $138,000 for the same quarter in 2010. The increase in operating results of $344,000 was attributable to the absence in the fourth quarter of 2011 of $481,000 in merger-related costs expensed in the fourth quarter of 2010, offset partially by lower operating income of $150,000 from BravePoint.

BravePoint reported operating income of $87,000 in the fourth quarter of 2011, compared to $236,000 in the same quarter in 2010. The decrease in BravePoint’s operating results was due primarily to increased benefit costs, as Chesapeake adopted a safe harbor 401(k) plan design on January 1, 2011, which resulted in an increased 401(k) benefit for BravePoint employees.

Interest Expense

Interest expense for the quarter ended December 31, 2011 increased by approximately $124,000, or six percent, compared to the same quarter in 2010. The long-term debt issuance of $29 million in June 2011 to permanently finance the redemption of two series of FPU mortgage bonds resulted in additional interest expense of approximately $276,000 for the fourth quarter of 2011, compared to the same period in 2010. This increase was partially offset by $169,000 in lower interest expense resulting from scheduled principal payments of other long-term debt.

Chesapeake Utilities Corporation and Subsidiaries

Condensed Consolidated Statements of Income (Unaudited)

For the Periods Ended December 31, 2011 and 2010

(in thousands, except shares and per share data)

	Fourth Quarter		Year to Date
	2011	2010	2011	2010
Operating Revenues
Regulated Energy	$63,655	$72,155	$256,773	$269,934
Unregulated Energy	37,423	42,775	149,586	146,793
Other	2,910	2,829	11,668	10,819

Total Operating Revenues	103,988	117,759	418,027	427,546

Operating Expenses
Regulated energy cost of sales	29,428	39,060	128,111	145,207
Unregulated energy and other cost of sales	29,770	33,386	118,787	116,098
Operations	20,013	21,380	79,810	77,227
Maintenance	1,825	2,096	7,449	7,484
Depreciation and amortization	5,218	4,461	20,153	18,536
Other taxes	2,239	3,188	10,012	11,064

Total operating expenses	88,493	103,571	364,322	375,616

Operating Income	15,495	14,188	53,705	51,930
Other income (loss), net of other expenses	205	(12)	906	195
Interest charges	2,345	2,222	9,000	9,146

Income Before Income Taxes	13,355	11,954	45,611	42,979
Income taxes	5,398	4,841	17,989	16,923

Net Income	$7,957	$7,113	$27,622	$26,056

Weighted Average Shares Outstanding:
Basic	9,565,674	9,516,370	9,555,799	9,474,554
Diluted	9,661,176	9,622,832	9,651,058	9,582,374
Earnings Per Share of Common Stock:
Basic	$0.83	$0.75	$2.89	$2.75
Diluted	$0.83	$0.74	$2.87	$2.73

Chesapeake Utilities Corporation and Subsidiaries

Distribution Utility Statistical Data (Unaudited)

	For the Three Months Ended December 31, 2011				For the Three Months Ended December 31, 2010
	Delmarva NG Distribution	Chesapeake Florida NG Division	FPU NG Distribution	FPU Electric Distribution	Delmarva NG Distribution	Chesapeake Florida NG Division	FPU NG Distribution	FPU Electric Distribution
Operating Revenues (in thousands)
Residential	$9,914	$1,100	$2,734	$9,151	$11,571	$1,155	$566	$10,990
Commercial	4,818	1,012	8,427	9,601	7,654	971	7,887	11,156
Industrial	1,452	1,209	2,478	1,796	1,144	1,082	2,277	1,708
Other (1)	2,770	617	3,529	(1,817)	5,162	563	6,684	(2,263)

Total Operating Revenues	$18,954	$3,938	$17,168	$18,731	$25,531	$3,771	$17,414	$21,591

Volume (in Dts/MWHs)
Residential	564,912	71,610	274,590	63,950	718,859	97,518	217,838	73,362
Commercial	725,340	337,270	771,236	80,715	897,917	344,133	681,452	81,508
Industrial	885,873	3,333,467	900,648	11,220	740,009	3,512,103	479,288	13,770
Other	25,425	—	56,549	(10,505)	33,552	—	197,400	4,670

Total	2,201,550	3,742,347	2,003,023	145,380	2,390,337	3,953,754	1,575,978	173,310

Average Customers
Residential	48,936	13,569	48,066	23,625	48,028	13,439	47,525	23,644
Commercial	5,144	1,220	4,553	7,388	5,126	1,166	4,559	7,365
Industrial	97	59	705	2	90	59	632	2
Other	4	—	—	—	5	—	—	—

Total	54,181	14,848	53,324	31,015	53,249	14,664	52,716	31,011

(1)

Operating revenues from “Other” sources include unbilled revenue, under (over) recoveries of fuel cost, conservation revenue, other miscellaneous charges, fees for billing services provided to third parties and adjustments for pass-through taxes.

Chesapeake Utilities Corporation and Subsidiaries

Distribution Utility Statistical Data (Unaudited)

	For the Year Ended December 31, 2011				For the Year Ended December 31, 2010
	Delmarva NG Distribution	Chesapeake Florida NG Division	FPU NG Distribution	FPU Electric Distribution	Delmarva NG Distribution	Chesapeake Florida NG Division	FPU NG Distribution	FPU Electric Distribution
Operating Revenues (in thousands)
Residential	$46,688	$4,471	$18,040	$45,945	$46,041	$4,716	$18,516	$51,498
Commercial	24,317	3,797	31,641	41,525	27,896	3,726	35,285	45,332
Industrial	5,044	4,794	9,258	7,414	3,766	4,610	8,363	7,705
Other (1)	(1,732)	2,325	2,036	(5,813)	2,665	1,847	3,336	(10,452)

Total Operating Revenues	$74,317	$15,387	$60,975	$89,071	$80,368	$14,899	$65,500	$94,083

Volume (in Dts/MWHs)
Residential	2,970,589	313,591	1,189,544	318,065	3,026,447	399,678	1,365,363	347,040
Commercial	3,150,272	1,233,298	3,006,030	326,704	3,089,639	1,348,193	3,225,021	332,329
Industrial	3,206,004	14,127,513	2,945,544	52,440	2,337,081	13,994,610	2,189,439	66,580
Other	106,772	—	(170,316)	(2,556)	244,392	—	13,066	5,558

Total	9,433,637	15,674,402	6,970,802	694,653	8,697,559	15,742,481	6,792,889	751,507

Average Customers
Residential	48,680	13,584	47,941	23,598	47,638	13,427	47,626	23,589
Commercial	5,171	1,185	4,531	7,386	5,135	1,135	4,523	7,373
Industrial	93	59	686	2	85	59	597	2
Other	4	—	—	—	5	—	—	—

Total	53,948	14,828	53,158	30,986	52,863	14,621	52,746	30,964

(1)

Operating revenues from “Other” sources include unbilled revenue, under (over) recoveries of fuel cost, conservation revenue, other miscellaneous charges, fees for billing services provided to third parties and adjustments for pass-through taxes .

Chesapeake Utilities Corporation and Subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)

Assets	December 31, 2011	December 31, 2010
(in thousands, except shares and per share data)
Property, Plant and Equipment
Regulated energy	$532,616	$500,689
Unregulated energy	63,501	61,313
Other	19,988	16,989

Total property, plant and equipment	616,105	578,991
Less: Accumulated depreciation and amortization	(137,784)	(121,628)
Plus: Construction work in progress	9,383	5,394

Net property, plant and equipment	487,704	462,757

Current Assets
Cash and cash equivalents	2,637	1,643
Accounts receivable (less allowance for uncollectible accounts of $1,090 and $1,194, respectively)	76,605	88,074
Accrued revenue	10,403	14,978
Propane inventory, at average cost	9,726	8,876
Other inventory, at average cost	4,785	3,084
Regulatory assets	1,846	51
Storage gas prepayments	5,003	5,084
Income taxes receivable	6,998	6,748
Deferred income taxes	2,712	2,191
Prepaid expenses	5,072	4,613
Mark-to-market energy assets	1,754	1,642
Other current assets	219	289

Total current assets	127,760	137,273

Deferred Charges and Other Assets
Goodwill	4,090	35,613
Other intangible assets, net	3,127	3,459
Investments, at fair value	3,918	3,992
Long-term receivables	79	155
Regulatory assets	79,256	23,884
Other deferred charges	3,132	3,860

Total deferred charges and other assets	93,602	70,963

Total Assets	$709,066	$670,993

Chesapeake Utilities Corporation and Subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)

Capitalization and Liabilities	December 31, 2011	December 31, 2010
(in thousands, except shares and per share data)
Capitalization
Stockholders’ equity
Common stock, par value $0.4867 per share (authorized 25,000,000 shares)	$4,656	$4,635
Additional paid-in capital	149,403	148,159
Retained earnings	91,248	76,805
Accumulated other comprehensive loss	(4,527)	(3,360)
Deferred compensation obligation	817	777
Treasury stock	(817)	(777)

Total stockholders’ equity	240,780	226,239
Long-term debt, net of current maturities	110,285	89,642

Total capitalization	351,065	315,881

Current Liabilities
Current portion of long-term debt	8,196	9,216
Short-term borrowing	34,707	63,958
Accounts payable	55,581	65,541
Customer deposits and refunds	30,918	26,317
Accrued interest	1,637	1,789
Dividends payable	3,300	3,143
Accrued compensation	6,932	6,784
Regulatory liabilities	6,653	9,009
Mark-to-market energy liabilities	1,496	1,492
Other accrued liabilities	8,079	10,393

Total current liabilities	157,499	197,642

Deferred Credits and Other Liabilities
Deferred income taxes	115,624	80,031
Deferred investment tax credits	171	243
Regulatory liabilities	3,564	3,734
Environmental liabilities	9,492	10,587
Other pension and benefit costs	26,808	18,199
Accrued asset removal cost - Regulatory liability	36,584	35,092
Other liabilities	8,259	9,584

Total deferred credits and other liabilities	200,502	157,470

Total Capitalization and Liabilities	$709,066	$670,993